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                                                                   EXHIBIT 10.1


                     SETTLEMENT AND RESTRUCTURING AGREEMENT

         THIS AGREEMENT, made as of the 1st day of October, 2000, by and among ADVOCAT INC., a Delaware corporation ("Advocat"), of 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067, DIVERSICARE LEASING CORP., a Tennessee corporation ("DLC"), of 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067, STERLING HEALTH CARE MANAGEMENT, INC., a Kentucky corporation ("SHCM"), of 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067, DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation ("DMSC"), of 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067, ADVOCAT FINANCE, INC., a Delaware corporation ("AFI"), of 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067, OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"), of 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108, and STERLING ACQUISITION CORP., a Kentucky corporation ("Acquisition"), of 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108.

RECITALS:

         A. Omega, individually and/or through its wholly-owned subsidiary Acquisition, as lessor, and Advocat, through its wholly owned subsidiary DLC, and/or DLC's wholly owned subsidiary SHCM, as lessees, are parties, via mesne assignments, subleases and other agreements, to four (4) master leases (identified on Schedule 1 hereto as the "1992 Master Lease", the "1994 Master Lease", the "1997 Master Lease", and the "West Liberty Master Sublease", and collectively referred to herein as the "Master Leases") covering, in the aggregate, twenty-eight (28) nursing care facilities located variously in Kentucky, Tennessee, West Virginia, Alabama, Arkansas and Ohio, listed by name and location on Schedule 1 (the "Master Leased Facilities").

         B. Omega is the mortgagee of three (3) nursing care facilities located in Florida (the "Florida Mortgaged Facilities"), listed by name and location on Schedule 2 hereto, owned by Counsel Nursing Properties, Inc., a Delaware corporation ("CNP"), and leased by CNP to DLC, pursuant to a Mortgage
Note in the original principal amount of $7,031,250, as amended and restated (the "CNP Note"), secured by a Mortgage and Security Agreement and Fixture Filing of even date therewith (the "CNP Mortgage"). DLC is obligated, under the terms of the subject lease(s), to make debt service payments under the CNP Note directly to Omega.

         C. Omega is also the mortgagee of four (4) nursing care facilities located in Florida (the "Florida Managed Facilities"), listed by name, location and owner on Schedule


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3 hereto, owned by various sister corporations of Emerald Healthcare, Inc., a
Florida corporation ("Emerald"), and managed by DMSC, a wholly owned subsidiary of Advocat.

         D. Counsel Corporation, an Ontario corporation ("Counsel") has provided a financial undertaking to Omega relative to the obligations of the lessee under the 1992 Master Lease and of CNP under the CNP Note and CNP Mortgage.

         E. Advocat and/or certain of its subsidiaries and/or affiliates have provided guaranties pertaining to the Master Leases and the CNP Note and CNP Mortgage (the "Advocat Guaranties"), and DMSC has (i) subordinated its management fees with respect to the Florida Managed Facilities, and (ii) undertaken to make certain advances to the Florida Managed Facilities, as provided in the relevant documents.

         F. Advocat and its subsidiaries have been in default of their various obligations to Omega and its subsidiaries since March 1, 2000 by virtue of, among other things, non-payment of rental and other obligations under the Master Leases and debt service under the CNP Note.

         G. Advocat has made partial payments to Omega since April 24, 2000, being the date of a Standstill Agreement (the "Standstill Agreement"), the expiration date of which has been extended by the parties through September 30, 2000.

         H. The parties have reached a settlement of the foregoing defaults, and have agreed upon a restructuring of their various agreements and undertakings with respect to the Master Leased Facilities, the Florida Mortgaged Facilities and the Florida Managed Facilities, all as more particularly set forth hereinbelow.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged hereby, Omega, Acquisition, Advocat, DLC, SHCM, AFI and DMSC covenant and agree as follows:

         1. Acknowledgment of Default. A. Advocat, DLC, SHCM, AFI and DMSC each acknowledges and agrees that: (i) DLC and SHCM are in material default under the Master Leases; (ii) CNP is in material default under the CNP Note and CNP Mortgage, and Advocat and DLC are in material default of their obligations to Omega with respect thereto; (iii) all required notices of default under the Master Leases, the CNP Note and CNP Mortgage, and the Advocat Guaranties have been given or waived by all necessary parties, (iv) all grace and cure periods relating to the aforementioned defaults under the


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Master Leases, the CNP Note and CNP Mortgage, the Advocat Guaranties, or
otherwise required by applicable law, have expired without the defaults having been cured, and (v) the existence of the defaults now entitles Omega and its subsidiaries to exercise (subject only to the terms of the Standstill Agreement) all of their respective rights and remedies under the Master Leases, the CNP Mortgage, the Advocat Guaranties and applicable law. Advocat, DLC, SHCM, AFI and DMSC further acknowledge that none of Advocat, DLC, SHCM, AFI or DMSC has any claim or cause of action against Omega, Acquisition, or any of their respective subsidiaries and affiliates, nor any defense to their respective obligations under the Master Leases or with respect to the CNP Note and CNP Mortgage or any defense to or right of set-off against the Master Lease Arrearage, the Interest Arrearage, and/or the CNP Principal (all as defined below). The parties hereto acknowledge and agree that the foregoing defaults under the Master Leases and the applicable and relevant obligations of Advocat under the Advocat Guaranties with respect thereto will be cured and/or settled upon and by virtue of the consummation of the transactions contemplated by this Agreement relating to the Master Leased Facilities. Further, the parties acknowledge and agree that the foregoing defaults under the CNP Note and CNP Mortgage, and the applicable and relevant obligations of Advocat under the Advocat Guaranties with respect thereto will be cured and/or settled upon consummation of the transactions contemplated by Paragraph 3 relating to the Florida Mortgaged Facilities. However, except as specifically provided herein, pending consummation of those transactions, Omega retains all rights under the CNP Note and the CNP Mortgage against CNP and Counsel and all rights under the Advocat Guaranties as they relate to the CNP Note and CNP Mortgage.

         B. The parties to this Agreement acknowledge and agree that the unpaid balance (excluding out-of-pocket costs and expenses incurred by Omega and/or its subsidiaries, and net of payments made pursuant to the Standstill Agreement) for Minimum Rent, Additional Rent and franchise and similar tax obligations of DLC and SHCM under the Master Leases as of September 30, 2000 is $2,985,111.99 (the "Master Lease Arrearage"), and that the unpaid balance (excluding out-of-pocket costs and expenses incurred by Omega and/or its subsidiaries, and net of payments made pursuant to the Standstill Agreement) for interest, accrual interest, late charges and prepayment penalty under the CNP Note as of September 30, 2000, is $1,056,568.25 (the "Interest Arrearage"). The parties also acknowledge that the principal balance on the CNP Note, in the amount of $7,031,025 (the "CNP Principal") is due and owing.

         2.       Closings.

         A.       Initial Closing.


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                  (I)      Time and Place. The consummation of the transactions
contemplated by this Agreement and pertaining to the Master Leased Facilities and the Florida Managed Facilities (the "Initial Closing") shall take place on or before November 15, 2000 (the "Initial Closing Date"), with an effective date of October 1, 2000 (the "Effective Date"). The Initial Closing Date may be extended by mutual agreement of the parties, but no such extension shall operate to postpone the Effective Date. The Initial Closing shall be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238-1800, or at such other place as shall be mutually agreed upon by Omega and Advocat.

                  (II) Initial Closing Documents. The following documents and instruments shall be executed and/or delivered at the Initial Closing:

         (i)      The Amended and Restated Master Lease (reference Paragraph
4.A);

         (ii) The Amended and Restated Security Agreement (reference Paragraph 4.B);

         (iii)    UCC Financing Statements (reference Paragraph 4.B);

         (iv)     The Amended and Restated Guaranty (reference Paragraph 4.C);

         (v) The Amended and Restated Memoranda of Leases (reference Paragraph 4.D);

         (vi)     The Reaffirmation of Obligations (reference Paragraph 5);

         (vii) The intercreditor agreement to be executed by and between Omega, Acquisition and AmSouth (reference Paragraphs 4 and 8);

         (viii)   The Subordinated Note (reference Paragraph 10);

         (ix)     The Stock Subscription Agreement (reference Paragraph 11);

         (x) The parties shall execute a closing statement reflecting the transactions contemplated to occur at the Initial Closing;

         (xi) In addition, Advocat, DLC, SHCM, AFI and DMSC shall each deliver to Omega and Acquisition a certificate, signed by the Secretary or Assistant Secretary of


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each such entity, confirming the incumbency of its respective officers, and to which are attached the following:

         (aa) a copy of the articles of incorporation or certificate of incorporation of each entity, as amended, and certified by the Secretary of State of the jurisdiction of incorporation as of a date not more than 40 days prior to the Initial Closing;

         (bb) a true, correct and complete copy of the current bylaws of each entity, as amended;

         (cc) a true, correct and complete copy of the resolutions adopted by the Board of Directors of each entity, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

         (dd) a certificate of good standing for each entity, issued as of a date not earlier than 40 days prior to the Initial Closing by the Secretary of State of the jurisdiction of its incorporation; and

         (ee) a certificate of authority issued by the relevant Secretaries of State of the jurisdictions in which the Master Leased Facilities are located, confirming that DLC, SHCM and DMSC, as appropriate, are authorized to transact business as a foreign corporation in such states.

                  (III) Initial Closing Actions. At the Initial Closing, the following actions shall be taken:

         (i) Acquisition shall call, and AmSouth Bank shall fund, $3,000,000 of the 1992 Letter of Credit (reference Paragraph 7), for payment to Omega and for application against amounts owing under the CNP Note. Upon receipt by Omega of the $3,000,000, the amount of any claim which Omega may assert on the CNP Note shall be reduced by the amount by which the claim would have been reduced if the $3,000,000 were applied first against the Interest Arrearage, second against the applicable Prepayment Premium (as defined in the CNP Note), and third against the CNP Principal.

          (ii) Acquisition shall release the balance of the 1992 letter of credit over and above the foregoing $3,000,000 and shall release the Other Letter of Credit (as defined in Paragraph 7).


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                  (IV)     Prorations. There will be no prorations with respect
to the Master Leased Facilities between and among the parties hereto, as DLC and SHCM are, and DLC will remain solely responsible for all taxes, insurance, utilities and other items typically prorated under the terms of the existing leases thereof and continuing under the Amended and Restated Master Lease.

         B.       Deferred Closing.

                  (I) Time and Place. The consummation of the transactions contemplated by this Agreement and pertaining to the Florida Mortgaged Facilities and CNP/Counsel obligations (the "Deferred Closing") shall take place on or before one hundred twenty (120) days after the Initial Closing Date (the "Deferred Closing Date"). The parties acknowledge that Omega's limited forbearance under Paragraph 3.D shall expire at the end of the foregoing one hundred twenty (120) day period, unless extended by Omega in writing, at Omega's sole election. The Deferred Closing Date may be extended by mutual agreement of the parties, but no such extension shall operate to postpone the Effective Date. The Deferred Closing shall be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238-1800, or at such other place as shall be mutually agreed upon by Omega and Advocat.

                  (II) Deferred Closing Documents. The following documents and instruments shall be executed and/or delivered at the Deferred Closing:

                           (i)      All documents and instruments necessary or
appropriate to the conveyance of the Hardee Manor facility from CNP to Acquisition, and its incorporation into the Amended and Restated Master Lease (reference Paragraph 3.A);

                           (ii)     An escrow agreement with respect to Desoto
Manor and Leesburg, and amendment of the CNP Mortgage related thereto (reference Paragraph 3.B);

                           (iii)    An amendment to the Amended and Restated
Security Agreement (reference Paragraph 4.B), adding Hardee Manor thereto;

                           (iv)     UCC Financing Statements for Hardee Manor
(reference Paragraph 4.B);


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                           (v)      An Amended and Restated Memorandum of Lease
for Hardee Manor (reference Paragraph 4.D);

                           (vi)     The Mutual Release by and between Counsel
and Omega (reference Paragraph 9);

                           (vii)    The parties shall execute a closing
statement reflecting the transactions contemplated hereby;

                  (III) Prorations. There will be no prorations with respect to Hardee Manor between and among the parties hereto, as DLC is and will remain solely responsible for all taxes, insurance, utilities and other items typically prorated under the terms of the existing leases thereof and continuing under the Amended and Restated Master Lease.

         3. Disposition of Florida Mortgaged Facilities; Forbearance. The Florida Mortgaged Facilities shall be transferred and/or closed, in accordance with the following and subject to the limitations contained in Paragraph 3.D:

         A. Hardee Manor. At or before the Deferred Closing, Advocat shall cause CNP to convey, transfer and assign Hardee Manor (including without limitation, land, building and other improvements, all furniture, fixtures and equipment located therein and used or usable in connection with the operation thereof) to Acquisition, in lieu of partial foreclosure of the mortgage covering the Florida Mortgaged Facilities. Such conveyance and assignment shall be free and clear of the existing lease to DLC, all mortgages and other liens and/or encumbrances whatsoever other than the existing CNP Mortgage. Upon conveyance to Acquisition, Hardee Manor shall be added to the Amended and Restated Master Lease to be executed by Acquisition, as lessor, and DLC, as lessee, pursuant to Paragraph 4, below. Advocat and DLC agree to promptly and timely cooperate, and to cause CNP to cooperate, with Acquisition in connection with any necessary certificate of need ("CON") and/or licensing transfers necessary or appropriate to effect the conveyance of Hardee Manor to Acquisition and the addition thereof to the Amended and Restated Master Lease.

         B. Desoto Manor and Leesburg. Within one hundred twenty (120) days after the Initial Closing, Advocat shall cause CNP to place warranty deeds and bills of sale covering Desoto Manor and Leesburg irrevocably into escrow with a title company designated by Omega. The deeds and bills of sale shall be in recordable form, but blank as to grantee.


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At the same time, the CNP Mortgage shall be amended to (i) discharge Hardee
Manor from the lien of the CNP Mortgage; (ii) provided that the conditions of Subparagraph 3.D and Paragraph 9 hereof have been met, release CNP, Advocat and DLC from their respective obligations to pay the debt under the CNP Note and CNP Mortgage; and (iii) have the CNP Mortgage continue in full force and effect for the purpose of securing the continuing post-Closing obligations of Advocat, DMSC, SHCM and DLC under this Agreement. DLC shall have the period of one hundred twenty (120) days from and after the Initial Closing (the "Advocat Option Period") during which to elect to either retain or sell Desoto Manor and/or Leesburg. Written notice of such election shall be given by DLC to Acquisition not later than two (2) business days following the expiration of the Advocat Option Period. If DLC elects to retain either or both facilities, Acquisition's name shall be inserted as grantee in the applicable warranty deed(s) and bill(s) of sale, and such instruments shall be released from escrow to Acquisition. Simultaneously, Desoto Manor and/or Leesburg, as the case may be, shall be added to the Amended and Restated Master Lease, which shall be amended for such purpose and to provide for rent at fair market value for the added facility or facilities. If Acquisition and DLC cannot in good faith agree upon fair market value rental, then such determination shall be made by an arbitrator jointly selected by Acquisition and DLC, whose decision shall be final. If DLC elects to sell either or both of Desoto Manor and/or Leesburg, then in such event Omega and Acquisition shall have the period of forty-five
(45) days from and after receipt of DLC's notice to that effect (the "Omega Option Period"), during which to elect (as to each applicable facility), by written notice to Advocat and DLC given within two (2) business days following expiration of the Omega Option Period, either to acquire the facility(ies) for a purchase price of one dollar ($1.00), or to permit DLC to sell the facility(ies) to one or more unrelated third parties. If Omega elects to acquire either or both facilities, Acquisition's name (or such other name as Omega may designate in writing) shall be inserted as grantee in the applicable warranty deed(s) and bill(s) of sale, and such instruments shall be released from escrow to Omega. If Omega elects not to acquire either or both facilities, DLC's name (or such other name as Advocat may designate in writing) shall be inserted as grantee in the applicable warranty deed(s) and bill(s) of sale, and such instruments shall be released from escrow to Advocat. If Omega and Acquisition permit the sale of the facility(ies), Advocat and DLC shall promptly commence marketing the facility(ies). Advocat and DLC shall have the period of one hundred eighty (180) days during which to attempt to sell the facility(ies) as operating nursing homes. If they are unable to accomplish the sale of one or both (as applicable) facility(ies) within such one hundred eighty (180) days, the applicable facility(ies) shall be closed, and the real estate and other assets comprising the facilities sold as soon as reasonably practicable. In any event, eighty percent (80%) of the Net Sales Proceeds from the sale of either or both of Desoto Manor and/or Leesburg shall be paid over to or at the direction of Omega. As used herein, "Net Sale Proceeds" shall be


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the gross sale price less (i) bona fide commissions payable to third party brokers not related to or affiliated with Advocat, DLC, CNP or any subsidiary or affiliate thereof, and (ii) ordinary and customary closing costs and expenses, including title insurance premiums, transfer or stamp taxes, and property tax prorations).

         C. Indemnity Obligation. Advocat, DLC and DMSC, jointly and severally, shall defend, indemnify and hold harmless Omega, Acquisition, and their respective officers, directors, shareholders, successors and assigns (the "Indemnified Parties"), with respect to any of the Florida Mortgaged Facilities conveyed to Omega, Acquisition, or designees thereof, from and against:

                  1.       Health Care Laws.

                  All cost report settlements and audits arising from CNP's, Advocat's or DLC's ownership or operation of such Florida Mortgaged Facilities prior to the conveyance of such Facilities to the Indemnified Parties or their designees, and any liability, including without limitation Medicare and/or Medicaid clawback liability, pursuant to any federal, state or local laws, rules, ordinances, regulations and all administrative and judicial interpretations applicable to it pertaining to operation of a skilled nursing facility prior to such conveyance, including without limitation, Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395-1395ccc (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq. (the Medicaid statute); the Federal Programs Anti-Kickback Statute, 42 U.S.C. Section 1320a-7b(b); the Stark Law, 42 U.S.C. Section 1395nn; the False Claims Act, 31 U.S.C. Sections 3729 et seq. (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. Section 3801 et seq.; the federal Anti-Kickback Act, 42 U.S.C. Sections 52 et seq.; the Civil Monetary Penalties Law, 42 U.S.C. Section 1320a-7a; and the Criminal Penalties Law for Acts Involving Federal Health Care Programs, 42 U.S.C. Section 1320a-7b; and all applicable implementing regulations, rules, ordinances and orders, as well as any similar state and local statutes and regulations relating to health care service providers and suppliers (the "Health Care Laws").

                  2.       Environmental.

         Any claims, (including, without limitation, third party claims for personal injury or real or personal property damage or damage to natural resources or the environment), actions, administrative proceedings (including formal proceedings), judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, including reasonable attorneys' fees and expenses (including any such fees and expenses incurred in enforcing this Agreement or collecting any sums due hereunder), reasonable


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consultant fees, and reasonable expert fees, together with all other costs and expenses of any kind or nature (collectively, the "Costs") that arise directly or indirectly from or in connection with the violation of any applicable Environmental Law (as defined below) by CNP, Advocat and/or DLC or the presence, storage, transportation, disposal or release of any Hazardous Substance (as defined below) in or into the structure, building, air, soil, surface water, groundwater or soil vapor (collectively, the "Environment") at, on, under, from, or within the Florida Mortgaged Facilities or any portion thereof, to the extent that such Costs result from such conditions or events occurring prior to the date of conveyance of the Facility(ies) to the Indemnified Parties, their designees, or any of them.


         As used herein, "Environmental Laws" shall mean and refer to all federal, state and local, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, policies or guidance, common law, or judicial or administrative orders relating to pollution or protection of the environmental, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances [as defined below] (including, without limitation, releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. "Environmental laws" includes, without limitation, CERCLA, the Hazardous Materials Transportation Act (19 U.S.C.ss.ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.ss.2601 et seq.), the Oil Pollution Act (33 U.S.C.ss.ss.2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C.ss.ss.11001 et seq.), the Occupational Safety and Health Act (29 U.S.C.ss.ss.651 et seq.), and all other state and local laws analogous to any of the above. "Hazardous Substances" shall mean and refer to any hazardous or toxic substance, material or waste, pollutant or contaminant, flammable or explosive material, radioactive material, dioxins, heavy metals, radon gas, asbestos, petroleum products or by-products, polychlorinated biphenyls, medical or infectious waste or materials, or any other substance, waste or material which is included under or regulated by any Environmental Law.


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         3.       Other Matters.

         Any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) which the Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                           (a)      the operation of the Florida Mortgaged
Facilities prior to the respective date(s) of conveyance thereof to the Indemnified Parties, their designees, or any of them; or

                           (b)      any suit, action or other proceeding brought
by any governmental authority or person arising out of, or in any way related to, any of the matters referred to in this Paragraph 3.C.

         D. Limited Forbearance; Action upon/Release of CNP Note Indebtedness. Subject to the timely consummation of those transactions covered by the Initial Closing, and provided that (i) DLC shall make current interest payments, in arrears, on the CNP Note in the amount of $16,666.00 per month from the Initial Closing Date (commencing November 15, 2000) through the Deferred Closing Date, (ii) Advocat, DLC, SHCM and DMSC shall otherwise comply in all respects with the terms and conditions of this Agreement, and (iii) no Triggering Event shall have occurred as defined in Paragraph 4.G, Omega agrees to forbear from exercising its remedies under the CNP Note and CNP Mortgage, and based on the undertakings of Counsel and/or Advocat (including the Advocat Guaranty) with respect thereto, for the period of one hundred twenty (120) days following the Initial Closing. During the time, and so long as, DLC shall timely make the interest payments under sub-subparagraph 3.D.(i), Acquisition shall reduce the monthly Base Rent installments under the Amended and Restated Master Lease by an equal amount. If the Deferred Closing timely occurs, including the consummation of the transfer of Hardee Manor and its incorporation into the Amended and Restated Master Lease pursuant to and as contemplated in Paragraph 3.A, and further conditioned upon Omega's receipt at the Initial Closing of the $3,000,000 payment in accordance with Paragraph 7, below, Omega shall release Advocat and DLC from their obligations to pay the principal and any further unpaid interest indebtedness (beyond that to which the $3,000,000 payment is applied) under the CNP Note and the CNP Mortgage; provided, however, that Advocat shall not be released from its guaranty of the CNP Mortgage to the extent of any continuing obligations following its amendment as contemplated by Paragraph 3.B. If the Deferred Closing does not occur within one hundred twenty
(120) days following the Initial Closing, Omega shall be free to exercise any and all its rights and remedies under the CNP


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Note, the CNP Mortgage, the Advocat Guaranty with respect thereto, and the undertakings of Counsel with respect thereto.

         4. Amended and Restated Master Lease; Divestiture of Certain Facilities; Cash Management System Requirements.

         A. Omega shall cause title to the Master Leased Facilities to be consolidated into Acquisition at or prior to the Initial Closing. SHCM shall simultaneously assign its interest in the Master Leased Facilities covered by the 1997 Master Lease to DLC. At the Initial Closing, Acquisition, as lessor, and DLC, as lessee, shall enter into an Amended and Restated Master Lease consolidating, amending and restating the Master Leases, and adding (or providing for the subsequent addition, pursuant to Paragraph 3.A, of) Hardee Manor to the Master Leased Facilities, all in substantially the form attached hereto as Exhibit "B" (the "Amended and Restated Master Lease"). In connection therewith:

         B. At Initial Closing, DLC shall enter into and execute an Amended and Restated Security Agreement, covering all of the Master Leased Facilities, in substantially the form attached hereto as Exhibit "C", together with amended and restated UCC financing statements for each of the Master Leased Facilities in form satisfactory to Acquisition.

         C. Also at Initial Closing, Advocat, AFI and DMSC shall execute an Amended and Restated Guaranty, in substantially the form attached hereto as Exhibit "D".

         D. Also at Initial Closing, Acquisition and DLC shall enter into an Amended and Restated Memorandum of Lease for each of the jurisdictions in which the Master Leased Facilities are located, in substantially the form attached hereto as Exhibit "E"; provided, however, that an Amended and Restated Memorandum of Lease for Hardee Manor shall be entered into at the Deferred Closing.

         E. Also at Initial Closing, DLC and SHCM shall enter into a sublease of the Master Leased Facilities covered by the 1997 Master Lease, in conformity with the requirements of Paragraph 13 of this Agreement. DLC and SHCM shall, at Initial Closing, execute and deliver to Acquisition the collateral documents for subleases as described in Paragraph 13.

         F. No later than one hundred eighty (180) days following the Initial Closing, Advocat and DLC shall create a new wholly owned subsidiary of DLC ("NewSub"), and shall transfer to NewSub all of DLC's ownership, tenancy and/or operation of each facility,


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including all accounts receivable and personal property, included in the Master
Leased Facilities (including within the Master Leased Facilities for purposes of this determination Hardee Manor, Desoto Manor and Leesburg) leased by DLC under the Amended and Restated Master Lease, so that the assets of NewSub shall be limited to the Master Leased Facilities. NewSub shall assume all obligations of DLC with respect to the Master Leased Facilities. NewSub shall be created as a single purpose entity, and its articles of incorporation and bylaws (or articles of organization and operating agreement, if NewSub is created as a limited liability company) shall contain language reasonably satisfactory to Omega and in compliance with its obligations, if any, to AmSouth with respect, and limited, to potential guaranty of DLC's obligations to AmSouth and/or pledge of its stock/membership interests to AmSouth, to effectuate such status. In connection with the foregoing, DLC shall promptly initiate and diligently pursue to completion all necessary and appropriate actions to make SHCM and all other Sublessees wholly owned subsidiaries of NewSub. Upon the completion of the requirements of this Paragraph 4.F, all references to DLC in Paragraph 4.G shall be deemed to be requirements of NewSub.

         G. Within ninety (90) days from the Initial Closing, DLC (or NewSub, as the case may be) and its permitted sublessees (the "Sublessees") will, as a material inducement to Omega and Acquisition to enter into this Agreement, and as an express covenant under the Amended and Restated Master Lease, establish a new cash management system (the "New Cash Management System"). The new Cash Management System will include the following procedures:

         (i) If a Facility is operated by a Sublessee, all receipts related to that Facility shall be deposited daily into one or more accounts in the name of Sublessee.

         (ii) If a Facility is operated by DLC or NewSub, all receipts related to that Facility shall be deposited daily into one or more accounts maintained by DLC or NewSub in the name of the Facility. The accounts maintained by each Sublessee and by DLC or NewSub in the name of Facilities into which funds are deposited as set forth in this clause (ii) and in clause (i) are herein referred to as the "Facility Accounts".

         (iii) On a daily basis, the balance in each Facility Account may, at DLC's (NewSub's) option, be transferred into a concentration account maintained by Advocat (the "Advocat Concentration Account").

         (iv) DLC ("NewSub") shall promptly establish, with AmSouth Bank or another financial institution satisfactory to Omega and Acquisition, a separate concentration account, unrelated to the Advocat Concentration Account, and which shall be referred to herein as the "DLC Concentration Account". DLC (NewSub) shall make, and thereafter maintain, a deposit or deposits in amounts sufficient to keep the DLC Concentration Account open and operative at all times.

         (v) In the absence of a Triggering Event, funds from Facility Accounts swept into the Advocat Concentration Account may continue to be commingled with funds from other facilities owned or operated by Advocat, DLC and/or their respective affiliates, and utilized in accordance with existing practices. Advocat shall maintain financial records which will make it possible to identify (x) funds deposited into the Advocat Concentration Account from the Facilities, and (y) expenses of the Facilities paid with funds in the Advocat Concentration Account. For purposes hereof, "Triggering Event" shall mean any one or more of the following:

         (1) DLC (or NewSub, as the case may be) shall fail to pay the Base Rent and/or Impositions as defined in the Amended and Restated Master Agreement, or Advocat fails to pay any principal or interest due under the Subordinated Note in accordance with its terms, and Omega shall provide a copy of notice of such default to AmSouth Bank;

         (2) Acquisition gives notice of termination of the Amended and Restated Master Lease following an Event of Default, and provides a copy of such notice to AmSouth Bank;

         (3) An involuntary bankruptcy proceeding is initiated against Advocat, DLC (or NewSub, as the case may be), or Advocat or DLC (or New Sub, as the case may be): (i) admits in writing its inability to pay its debts generally as they become due,
                  (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC ss.101 et. seq.);

         (4) AmSouth Bank or any successor thereto declares an event of default, and accelerates any or all of the indebtedness, or commences any action against DLC (or NewSub, as the case may be) or any sublessee, or takes any action to realize on AmSouth's junior interest in accounts receivable, under any document or instrument evidencing an obligation of Advocat, DLC, NewSub or any affiliate of any of the foregoing to AmSouth Bank; or

         (5) AmSouth Bank declines, for any reason, to fund a working capital or other advance under any line of credit or other credit facility of Advocat, DLC or any affiliate of either.

         (vi) In connection with the foregoing, and as a material inducement to Omega and Acquisition to enter into this Agreement, Advocat and/or DLC shall provide AmSouth written notice clearly identifying the Facility Accounts at AmSouth and any other account at AmSouth which holds only funds of NewSub or any of its sublessees.

         (vii) From and after a Triggering Event, except for incidental expenses paid at the Facility level, all expenses of DLC/NewSub and the Sublessees (the "Facility Expenses") shall be paid by DLC/NewSub, either on its own behalf or on behalf of the Sublessees, from the DLC Concentration Account. After a Triggering Event, under no circumstances will funds of DLC/NewSub or any Sublessee be commingled with funds belonging to Advocat or any affiliate of Advocat (except for the Sublessees).

         H. As a material inducement for Omega and Acquisition to enter into this Agreement, and as an express covenant under the Amended and Restated Master Lease, Advocat and DLC/New Sub shall not transfer, or permit the transfer, of the Advocat Concentration Account or the DLC Concentration Account to any financial institution other than AmSouth Bank, unless the new depository institution (the "Replacement Bank") shall first execute an intercreditor agreement with Omega and Acquisition substantially similar to the intercreditor agreement executed with AmSouth Bank pursuant to Paragraph 8.D, below.

         5. Florida Managed Facilities. All existing contractual relationships of the parties, including without limitation for purposes hereof the existing management agreements and subordination of management fees with and by DMSC and the Advocat guaranties of DMSC's performance, with respect to the Florida Managed Facilities shall remain in existence without modification. Omega, Advocat and DMSC shall execute, at the Initial Closing, a Reaffirmation of Obligations in substantially the form attached hereto as Exhibit "F". The parties acknowledge that DMSC has not heretofore executed and joined in the Cash Collateral Agreement dated as of August 1, 1998, pertaining to the Florida Managed Facilities. Advocat and Omega shall negotiate, prior to January 31, 2001, an amendment to that instrument which will (i) resolve, in a manner consistent with the intent of the Cash Collateral Agreement, DMSC's reasonable objections to the flow of funds established thereby, and (ii) provide a consent by Advocat and DMSC to the sale or transfer of the Florida Managed Facilities, or any of them, to or at the direction of Omega, provided, however, that any such sale or transfer shall be subject to the concomitant assignment of the existing DMSC management agreement, which will remain in effect in accordance with its terms following such sale or transfer.

         6. Capital Expenditures Undertaking. As a material inducement for Omega and Acquisition entering into this Agreement and consummating the transactions contemplated hereby, and as an express covenant under the Amended and Restated Master Lease, DLC (or NewSub, as applicable) agrees to undertake special project capital expenditures ("Special Project Capital Expenditures") with respect to the Master Leased Facilities (including, for purposes hereof, Hardee Manor if and when it is added to the Amended and Restated Master Lease pursuant to Paragraph 3.A) in the cumulative amount of not less than One Million and no/100 Dollars ($1,000,000.00) during the first two (2) Lease Years under the Amended and Restated Master Lease. The Special Project Capital Expenditures shall be for items intended to enhance the marketability and functionality of the Master Leased Facilities, and shall be subject to the reasonable approval of Acquisition, to be obtained in writing in advance of the expenditure. The Special Project Capital Expenditures shall be in addition to the annual Minimum Qualified Capital Expenditures required under Section 8.3.2 of the Amended and Restated Master Lease. Advocat shall guaranty the performance of and payment for the Special Project Capital Expenditures. DLC/NewSub shall in any event expend not less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) by June 30, 2001, and shall expend (unless prevented from doing so by Force Majeure, as defined in the Amended and Restated Master Lease) not less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00), on a cumulative basis, in each subsequent six (6) month period thereafter during the two (2) year period therefor. DLC/NewSub shall not receive a credit for expenditures on Special Project Capital Expenditures against its annual Minimum Qualified Capital Expenditures obligations under Section 8.3.2 of the Amended and Restated Master Lease; provided, however, that the Special Project Capital Expenditures shall be undertaken and performed in accordance with the requirements for Qualified Capital Expenditures projects under the Amended and Restated Master Lease, and that failure (i) to spend, or have plans in place reasonably acceptable to Omega to spend, for Special Project Capital Expenditures, at least Five Hundred Thousand and no/100 Dollars ($500,000.00), on a cumulative basis, by September 30, 2001 or to spend, or have plans in place reasonably acceptable to Omega to spend, for Special Project Capital Expenditures, at least One Million and no/100 Dollars ($1,000,000.00), on a cumulative basis, by May 31, 2002, or (ii) to timely deposit the required expenditure amount into the

Special Project Capital Expenditures Reserve described below, shall in either such event constitute an Event of Default under the Amended and Restated Master Lease. If and to the extent the Minimum Qualified Capital Expenditures budget of $325 per bed per year during the first two (2) Lease Years is not sufficient to fund all the scheduled capital expenditure items set forth on Schedule 4, attached hereto and incorporated herein by reference, DLC/NewSub may utilize funds from the Special Project Capital Expenditures funding to complete Schedule 4 items. Without limitation of the foregoing, if and to the extent DLC/NewSub fails to make Special Project Capital Expenditures of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) by June 20, 2001 and Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in each six (6) month period thereafter, on a cumulative basis in accordance with the foregoing, an amount equal to the unexpended amount, less any funds already so deposited, shall be deposited on or before the fifteenth (15th) day of the month following the end of such applicable period, by DLC/NewSub into the Capital Expenditure Reserve Account established and administered under and pursuant to the Amended and Restated Lease. DLC/NewSub shall provide reports to Acquisition of the status of completion and funding of Special Project Capital Expenditures, commencing on June 30, 2001 for the prior six (6) month period, and at the end of each six (6) month period thereafter during the first two (2) Lease years.

         7. Letters of Credit/Security Deposit. The parties acknowledge that Omega and Acquisition now hold security deposits with respect to the CNP Note and Master Leased Facilities as follows: (i) a letter of credit in the amount of $3,800,000 (the "1992 Letter of Credit") which secures obligations relating to the CNP Note and the 1992 Master Lease, (ii) a second letter of credit (the "Other Letter of Credit") in the amount of $1,150,000 which secures obligations under all of the Master Leases other than the 1992 Master Lease, and
(iii) a cash deposit in the amount of $340,304.35, which secures obligations under all of the Master Leases other than the 1992 Master Lease. The cash deposit was previously applied by Omega/Acquisition against unpaid rent, but the letters of credit have not been called, pursuant to and based on the Standstill Agreement. The letters of credit were issued by AmSouth Bank ("AmSouth") or its predecessors. AmSouth maintains a first priority security interest in the accounts receivable of the Master Leased Facilities, as security for, among other things, the letters of credit. At the Initial Closing, and in connection with (and conditioned upon) the consummation of the restructuring of Advocat/DLC/SHCM's debt with and by AmSouth, including without limitation the release by AmSouth of its first priority security interest in the accounts receivable of the Master Leased Facilities (including, for purposes hereof, Hardee Manor), Omega/Acquisition shall (x) call and retain $3,000,000 of the 1992 Letter of Credit, (y) release and relinquish the remaining $800,000 balance of the 1992 Letter of Credit, and the $1,150,000 under the Other Letter of Credit, and (z) reverse the prior application of the cash deposit. The

$3,000,000 shall be applied against the balance owing on the CNP Note as set forth in Paragraph 2B.(III). The prior cash deposit shall be held as the security deposit under the Amended and Restated Master Lease. In connection with the foregoing, Omega and Acquisition shall terminate and discharge the existing Letter of Credit Agreements. The parties hereto agree that (i) Acquisition is incurring substantial losses by the restructuring of the 1992 Master Lease into the Amended and Restated Master Lease, and (ii) not more than $3,000,000 of the 1992 Letter of Credit is fairly allocable to the CNP Note.

         8. AmSouth Restructuring. The obligation of Omega and Acquisition to proceed to Initial Closing hereunder and to consummate the transactions contemplated hereby is expressly conditioned on the simultaneous consummation of a debt restructuring by and between AmSouth and Advocat/DLC (and their respective subsidiaries and affiliates), incorporating the following:

         A. AmSouth shall release and relinquish its existing $3,000,000 first priority security interest in the accounts receivable of the Master Leased Facilities and the Florida Mortgaged Facilities. The parties acknowledge that AmSouth will continue to have a fully subordinated security interest in the subject accounts receivable, which shall be subject to the terms and conditions of the intercreditor agreement referred to in subparagraph 8.D, below.

         B. The $3,000,000 draw by Omega on the letters of credit shall become a separate indebtedness of Advocat to AmSouth, in reduction of the existing promissory note, line of credit and overline indebtedness of Advocat to AmSouth. The new indebtedness shall be evidenced by a new promissory note (the "Non-Accrual Note"), which shall not bear interest, and which shall be paid solely as follows: (i) first, all net proceeds from the anticipated sale, if any, received by Advocat or its subsidiaries/affiliates of the nursing home facilities located in Texas and owned by Texas Diversicare Limited Partnership ("TDLP") and the Carteret nursing home facility, located in North Carolina, shall be applied against the Non-Accrual Note; (ii) in the event the foregoing amounts are not sufficient to liquidate the Non-Accrual Note in full, then surplus cash flow of Advocat (to be defined in terms satisfactory to Advocat, but in no event shall surplus cash include any amounts payable to Omega/Acquisition under the Amended and Restated Master Lease, or required for the operation of the Master Leased Facilities) shall be applied to the Non-Accrual Note until it has been paid in full.

         C. At the Effective Date, the interest rate on the existing promissory note, overline and line of credit (the "AmSouth Debt") shall be established at nine and one-half percent (9 1/2%) per annum. Principal payments on the AmSouth Debt shall be made solely from surplus cash flow (defined in accordance with and subject to subparagraph B, above) after payment in full of the Non-Accrual Note.

         D. Documentation of the foregoing debt restructuring shall be in form satisfactory to Omega, and at Initial Closing, Omega, Acquisition and AmSouth shall enter into an intercreditor agreement in form satisfactory to Omega, implementing both the matters set forth in this Paragraph 8 and the matters set forth in Subparagraphs 4.F and 4.G.

         9. Counsel. Upon the last to occur of (i) consummation of the transfer of Hardee Manor to Acquisition in accordance with Paragraph 3.A, (ii) execution by CNP of all documents and instruments necessary or appropriate to the consummation of the transactions contemplated by Paragraph 3.B, and (iii) Advocat's certification to Omega that it has satisfactorily reached an accommodation with Counsel with respect to Advocat's Canadian subsidiaries and affiliates and their contractual and other relationships with Counsel, Omega shall release Counsel and its subsidiaries, and the officers, directors, shareholders, attorneys, successors and assigns thereof, and Counsel shall release Omega, Acquisition and their respective subsidiaries, and the officers, directors, shareholders, attorneys, successors and assign thereof, pursuant to a Mutual Release in form satisfactory to the parties thereto.

         10. Subordinated Note. At Initial Closing, Advocat shall execute and deliver to Omega a Subordinated Note in the par amount of $1,700,000, in substantially the form attached hereto as Exhibit "H".

         11. Preferred Stock. At Initial Closing, Advocat shall issue to Omega its preferred stock having a liquidation preference valued at $3,300,000 plus accrued and unpaid dividends, if any, and having conversion rights, dividend provisions, mandatory conversion and mandatory redemption provisions and dates, and such other terms and conditions as are set forth in the Stock Subscription Agreement to be executed by Omega and Advocat at Initial Closing, in substantially the form attached hereto as Exhibit "I".

         12. Closing and Sale of Facilities. Omega and Advocat shall use commercially reasonable efforts, following the Initial Closing, (i) to define an appropriate process under which certain of the Master Leased Facilities which are, or which may later become, no longer economically viable as skilled nursing facilities, and approving or implementing the alternative use of such facilities during the term of the Amended and Restated Master Lease, (ii) to work out structural issues relating to licensure and liability compartmentalization by the potential use of subleases, and (iii) to work out structural issues to minimize, to the extent practicable, the corporate state tax in Alabama. The foregoing undertakings are independent of, and shall not modify, impair or abrogate in any way the effectiveness of the Amended and Restated Master Lease or any other undertakings or liabilities of Advocat/DLC/SHCM under this Agreement or under any other document or instrument executed in connection herewith or otherwise remaining in effect between or among them following the Initial Closing hereunder. Any implementation of agreement reached in connection with, or as a result of, the undertakings and consideration by Omega and Advocat as described in this Paragraph shall be implemented by written instrument, signed by Omega, Advocat, and any other party to be charged therewith. Notwithstanding any of the foregoing, and in any event:
(a) none of the Master Leased Facilities listed on Schedule 5, attached hereto, shall be subject to closure or alternative uses during the initial term of the Amended and Restated Master Lease without the prior written consent of Omega and any lender holding a first mortgage on the subject facilities; and (b) there will be no adjustment in base rent under the Amended and Restated Master Lease as a consequence of the closing or alternative use of any of the Master Leased Facilities (provided, however, that with respect to closed facilities, the CPI adjustments otherwise required by the Amended and Restated Master Lease shall not apply after closure thereof).

         13. Sublease of Facilities. Omega and Acquisition acknowledge that, at or following the Initial Closing, DLC/NewSub may desire to sublease certain of the Master Leased Facilities to wholly-owned subsidiaries of DLC, including in particular but without limitation SHCM. Omega and Acquisition hereby consent to such subleasing of certain of the Master Leased Facilities, provided the following conditions are satisfied prior to any such sublease: (a) each sublessee shall execute, as security for the Amended and Restated Master Lease, but subject to the terms and conditions of the AmSouth intercreditor agreement executed pursuant to Paragraph 8.D, (i) a Sublease Guaranty in the form attached hereto as Exhibit "J" whereby each sublessee jointly and severally guaranties Advocat's/DLC's/SHCM's obligations under the Amended and Restated Master Lease, (ii) a Security Agreement based upon the form of the Amended and Restated Security Agreement attached hereto as Exhibit "C", and (iii) those UCC financing statements as deemed necessary by Acquisition to secure those interests granted by the Security Agreement; and, (b) Advocat or DLC, as applicable, shall execute, as security for the Amended and Restated Master Lease, but subject to the terms and conditions of the AmSouth intercreditor agreement executed pursuant to Paragraph 8.D, (i) a pledge of the stock (or membership interests, if a limited liability company) of any such sublessee in the form of the Stock Pledge Agreement attached hereto as Exhibit "K", and (ii) a collateral assignment of the sublease.

         14. Payments Until Initial Closing; Deferred Compensation. A. Advocat shall continue to pay Omega $209,134.62 per week during the period from October 1, 2000 through the Initial Closing Date, which shall be credited at Initial Closing against the accrued Base Rent otherwise due and payable at the Initial Closing.

         B. Advocat and DLC acknowledge and agree that the amount of rent which Acquisition is forbearing from receiving as a consequence of entering into this Agreement and the Master Lease totals at least Five Million Dollars ($5,000,000). In order to induce Omega and Acquisition to enter into this Agreement, Advocat and DLC jointly and severally agree to pay Acquisition as damages the amount of ($5,000,000), together with interest thereon from the Effective Date through the date of payment at the rate of eleven percent (11%) per annum. Such amount shall be payable at the expiration of the Term (as defined in the Amended and Restated Master Lease) or earlier termination of the Lease. Omega and Acquisition agree to waive and forever forgive any obligation of either Advocat or DLC to pay such amount provided DLC/ NewSub fulfills in all material respects its obligations under the Amended and Restated Master Lease, to transfer the Facilities and Lessee's Personal Property (as defined in the Amended and Restated Master Lease, subject to the excluded items therein) to Acquisition at the expiration of the Term or earlier termination of the Amended and Restated Master Lease. However, unless waived and forgiven as set forth in the preceding sentence, such amount shall be immediately due and payable at the end of the Term or earlier termination of the Master Lease. Payment of the amount owing under this Paragraph 14.B shall be a non-recourse obligation of Advocat and DLC secured (which security interest shall be acknowledged and covered by the Amended and Restated Security Agreement to be executed at Initial Closing, and by the security agreements to be executed by any sublessees of the Facilities) solely by the Lessee's Personal Property located at the Facilities at the expiration of the Term or earlier termination of the Amended and Restated Master Lease. Advocat and DLC acknowledge that their obligations under this Paragraph 14.B are independent of and do not arise under the Amended and Restated Master Lease.

         15. Survival of Provisions; Default. A. Representations made by any party hereto, as well as the provisions hereof which contemplate or necessarily involve actions or representations by any party hereto after the Initial Closing and/or the Deferred Closing, shall survive the Initial Closing and/or the Deferred Closing, as the case may be.

           B. In the event of a default by Advocat, DLC, SHCM, AFI or DMSC in the timely performance of their respective obligations under this Agreement, Omega and Acquisition shall have the right, upon written notice to the defaulting party, to pursue an action for specific performance of this Agreement, and to pursue any other remedies under applicable law. In the event of a default by Omega or Acquisition in the timely performance of their respective obligations under this Agreement, Advocat, DLC, SHCM , AFI and DMSC shall have the right, upon written notice to the defaulting party, to pursue an action for specific performance of this Agreement, and to pursue any other remedies under applicable law.

         16. Time of the Essence. Time shall be of the essence in all respects with respect to Advocat's and DLC's performance under this Agreement.

         17. Notices. All notices given pursuant to this Agreement shall be in writing and shall be delivered by ordinary first class mail (postage prepaid), personal delivery, overnight courier service, or confirmed fax, at the addresses set forth below:

         If to Advocat, DLC, SHCM, AFI or DMSC:


                           Advocat Inc.
                           277 Mallory Station Road, Suite 130
                           Franklin, Tennessee 37067
                           Attention: Chief Financial Officer
                           Telephone No.: (615) 771-7575
                           Facsimile No.: (615) 771-7409


         With a copy to:   Harwell Howard Hyne Gabbert & Manner, P.C.
                           315 Deaderick Street
                           Nashville, Tennessee 37238
                           Attention: Mark Manner
                           Telephone No.: (615) 256-0500
                           Facsimile No.: (615) 251-1059

         If to Omega or Acquisition:

                           Omega Healthcare Investors, Inc.
                           900 Victors Way, Suite 350
                           Ann Arbor, Michigan 48108
                           Attention: Susan Allene Kovach
                           Telephone No.: (734) 887-0200
                           Facsimile No.: (734) 887-0201

         With a copy to:   Fred J. Fechheimer
                           Dykema Gossett PLLC
                           39577 Woodward Avenue, Suite 300
                           Bloomfield Hills, Michigan 48304-2820
                           Telephone No.: (248) 203-0743
                           Facsimile No.: (248) 203-0763

All notices given by personal delivery or confirmed fax will be conclusively deemed given upon the date of personal delivery or faxing, as applicable; all notices given by mail or overnight courier service will be conclusively deemed given on the business day immediately following the date the notice is deposited in the mail or with the overnight courier service.

         18. Authority. Advocat, DLC, SHCM, AFI and DMSC jointly and severally represent and warrant to Omega and Acquisition that the execution, delivery and performance of this Agreement has been duly approved and authorized by all necessary corporate action of Advocat, DLC, SHCM, AFI and DMSC (including without limitation, all necessary action of the shareholders and directors of Advocat, DLC, SHCM, AFI and DMSC), and that no consent or approval from any other person or entity is required for the due and valid execution, delivery and performance of this Agreement by Advocat, DLC, SHCM, AFI and DMSC. Omega and Acquisition jointly and severally represent and warrant to Advocat, DLC, SHCM, AFI and DMSC that the execution, delivery and performance of this Agreement has been duly approved and authorized by all necessary corporate action of Omega and Acquisition (including without limitation, all necessary action of the shareholders and directors of Omega and Acquisition), and that no consent or approval from any other person or entity is required for the due and valid execution, delivery and performance of this Agreement by Omega and Acquisition.

         19. Releases. A. Subject to, and in consideration for, Omega entering into this Agreement and consummating the transactions contemplated hereby, Advocat, DLC, SHCM, AFI and DMSC (collectively, the "Advocat Entities", and individually, an "Advocat Entity"), conditioned upon and effective simultaneously with the consummation of the transactions contemplated hereby at Initial Closing, releases and forever discharges Omega, Acquisition and their respective successors, assigns, agents, shareholders, directors, officers, employees, agents, parent corporations, subsidiary corporations, affiliated corporations, affiliates, and each of them, from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, whether known or unknown, absolute, mature, or not yet due, liquidated or non-liquidated, contingent, non-contingent, direct or indirect or otherwise, which any Advocat Entity now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done on or prior to the Initial Closing (collectively, "Omega Liabilities"), other than from Omega Liabilities arising out of this Agreement or any document or instrument executed in connection herewith or in consummation of the transactions contemplated hereby. Each Advocat Entity waives the benefits of any law, which may provide in substance:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Each Advocat Entity understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it believes now or at the time of granting such release, and that information which is not now or then known or suspected may later be discovered. Each Advocat Entity accepts this possibility, and each Advocat Entity assumes the risk of the facts turning out to be different and new information being discovered; and each Advocat Entity further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or rescission because of any difference in such facts or any new information.

         B. Release of Advocat Entities. Subject to, and in consideration for, the Advocat Entities entering into this Agreement and consummating the transactions contemplated hereby, Omega and Acquisition (together, the "Omega Entities", and individually, an "Omega Entity"), conditioned upon and effective simultaneously with the consummation of the respective transactions contemplated hereby at Initial Closing or thereafter in accordance herewith, releases and forever discharges the Advocat Entities (expressly excluding, for purposes hereof, Counsel Corporation and CNP) and their respective successors, assigns, agents, shareholders, directors, officers, employees, agents, parent corporations, subsidiary corporations, affiliated corporations, affiliates, and each of them, from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, whether known or unknown, absolute, mature, or not yet due, liquidated or non-liquidated, contingent, non-contingent, direct or indirect or otherwise, which any Omega Entity now has or at any time may hold, with respect to the following obligations arising under the Master Leases and in existence as of September 30, 2000 (but not as to any such obligations arising from and after October 1, 2000 under the Amended and Restated Master Lease, nor as to any other obligations under the Master Leases not specifically included in the following listing):

         (i). The payment of "Minimum Rent" and "Additional Fixed Rent" (as defined in and to the extent applicable to the Master Leases);

         (ii). The payment of any franchise tax incurred by an Omega Entity in connection with the collection of any type of rent under the Master Leases;

         (iii). The payment of any late fees or default interest incurred in connection with the failure to pay Minimum Rent and any franchise tax; and

         (iv). The payment of attorneys' fees and costs incurred by an Omega Entity in connection with the collection of past due amounts owing under the Master Leases.

As of the last to occur of (aa) transfer of Hardee Manor to Acquisition, and incorporation of Hardee Manor into the Amended and Restated Master Lease in accordance with Paragraph 3.A, (bb) execution by CNP of all documents and instruments necessary to effect the disposition of DeSoto Manor and Leesburg in accordance with Paragraph 3.B, and (cc) receipt by Omega/Acquisition of the $3,000,000.00 in letter of credit proceeds pursuant to Paragraph 7, the foregoing release by the Omega Entities shall also extend to the payment of principal under the CNP Note and the CNP Mortgage (but not any continuing obligations under the CNP Mortgage following the amendment thereof as contemplated in Subparagraph 3.B, above, nor Advocat's guaranty of such continuing obligations under the CNP Mortgage, nor Advocat's and DLC's continuing obligations under Paragraph 14.B, above).

Each Omega Entity understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it believes now or at the time of granting such release, and that information which is not now or then known or suspected may later be discovered. Each Omega Entity accepts this possibility, and each Omega Entity assumes the risk of the facts turning out to be different and new information being discovered; and each Omega Entity further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or rescission because of any difference in such facts or any new information.

         Notwithstanding anything to the contrary contained in this Paragraph 19 or otherwise, this release shall only be effective on and as of the Initial Closing or such later applicable date set forth in this Paragraph 19, as the case may be and not otherwise.

         20. Non-Disclosure. A. Until Omega and Advocat mutually agree to publicly announce this Agreement, (i) the parties hereto, and each of their officers, directors, employees, agents, consultants and advisors, shall keep confidential all terms hereof and information contained herein (except to the extent required either (a) in connection with the satisfaction of the conditions contained herein (including, without limitation, providing such information to its creditors and their advisors), (b) by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), or (c) reporting requirements, if any, of the New York Stock Exchange ("NYSE Requirements"), (ii) neither Advocat, DLC, SHCM, DMSC, nor any persons or entities affiliated with any of them or their officers, directors, employees, agents, consultants and advisors (within the meaning of Rule 405 under the Securities Act of 1933, as amended) shall trade in Omega's stock, and (iii) neither Omega, Acquisition, nor any persons or entities affiliated with any of them or their officers, directors, employees, agents, consultants and advisors (within the meaning of Rule 405 under the Securities Act of 1933, as amended) shall trade in Advocat's stock. Advocat, DLC, SHCM and DMSC acknowledge that Omega may disclose the existence of this Agreement and the transactions contemplated hereby in appropriate public filings under the Exchange Act, or pursuant to the NYSE Requirements. Omega and Acquisition acknowledge that Advocat may disclose the existence of this Agreement and the transactions contemplated hereby in appropriate public filings under the Exchange Act. No press releases with respect to this Agreement or the transactions contemplated hereby shall be issued absent the prior mutual approval of Omega and Advocat.

         B. Notwithstanding subparagraph A, above, each party hereto may and shall give all required notices of the existence of this Agreement and the pending consummation of the transactions contemplated hereby to any and all appropriate governmental authorities.

         C. The parties agree not to disclose or permit their respective representatives, attorneys, auditors or agents to disclose, except as may be required by law or performance hereunder, any confidential, non-public information of the others which is obtained by any of them in connection with the transactions contemplated by this Agreement.

         21. MUTUAL WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT, OR (ii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

         22. Miscellaneous. The recitals to this Agreement are incorporated into and made a part of this Agreement. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts taken together shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, personal representatives, successors and permitted assigns; provided, however, neither Advocat, DLC, SHCM, AFI nor DMSC may assign its respective rights or duties hereunder or in connection herewith or any interest herein (voluntarily, by operation of law, as security or otherwise) without the prior written consent of Omega, which consent may be withheld in the sole discretion of Omega. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement and their respective successors and permitted assigns. This Agreement shall be governed by and construed only in accordance with Michigan law, without regard to conflicts of law principles; provided, however, that applicable state law shall control to the extent necessary to effect the real property remedies of Omega and Acquisition set forth herein. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, which provisions shall remain in full force and effect. This Agreement, the Schedules and Exhibits hereto, constitute the entire agreement between the parties with respect to the transaction herein contemplated and, except as set forth herein, supersede all prior agreements or negotiations between the parties. Any modification or amendment to this Agreement shall be effective only if in writing and executed by the party against whom enforcement of the modification or amendment is sought. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. ADVOCAT, DLC, SHCM, AFI AND DMSC EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS OR INFLUENCE, WITHOUT RELYING ON ANY AGREEMENT OR REPRESENTATION NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND

AFTER HAVING AN ADEQUATE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE.

         23. Exhibits and Schedules. The following Exhibits and Schedules are attached to, and incorporated by reference in, this Agreement:


         EXHIBITS:

         Exhibit "A"   [Intentionally Deleted]

         Exhibit "B"   Amended and Restated Master Lease

         Exhibit "C"   Amended and Restated Security Agreement

         Exhibit "D"   Amended and Restated Guaranty

         Exhibit "E"   Amended and Restated Memorandum of Lease

         Exhibit "F"   Reaffirmation of Obligations (Florida Managed Facilities)

         Exhibit "G"   [Intentionally Deleted]

         Exhibit "H"   Subordinated Note

         Exhibit "I"   Stock Subscription Agreement

         Exhibit "J"   Sublease Guaranty

         Exhibit "K"   Stock Pledge Agreement

         Exhibit "L    [Intentionally Deleted]

         SCHEDULES:

         Schedule 1    Master Leased Facilities

         Schedule 2    Florida Mortgaged Facilities

         Schedule 3    Florida Managed Facilities

         Schedule 4    Certain Qualified Capital Expenditures Items

         Schedule 5    Master Leased Facilities Not Subject to Closure

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         [SIGNATURES ON FOLLOWING PAGE]

ADVOCAT INC., a Delaware corporation      DIVERSICARE LEASING CORP., a
                                          Tennessee corporation


By: /s/ James F. Mills, Jr.               By:   /s/ James F. Mills, Jr.
   ---------------------------------           ---------------------------------
                                               James F. Mills, Jr.
Its:  Sr. Vice Pres.                      Its: Senior Vice President
    --------------------------------


STERLING HEALTH CARE MANAGEMENT           DIVERSICARE MANAGEMENT
INC., a Kentucky corporation              SERVICES CO., a Tennessee
                                          corporation


By:   /s/ James F. Mills, Jr.             By:   /s/ James F. Mills, Jr.
   ---------------------------------           ---------------------------------
     James F. Mills, Jr.                       James F. Mills, Jr.
Its: Senior Vice President                Its: Senior Vice President

ADVOCAT FINANCE, INC., a Delaware
corporation


By:   /s/ James F. Mills, Jr.
   ---------------------------------

Its:  Sr. Vice Pres.
    --------------------------------


OMEGA HEALTHCARE INVESTORS, INC.,            STERLING ACQUISITION CORP., a
a Maryland corporation                       Kentucky corporation



By: /s/ Susan Allene Kovach                  By:  /s/ Susan Allene Kovach
   ---------------------------------            --------------------------------
   Susan Allene Kovach                          Susan Allene Kovach
   Vice President                               Vice President